                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in Post-Effective Amendment No. 49 to the Registration Statement of the BlackRock Funds (the "Funds") on Form N-1A (File No. 33-26305) of our reports dated November 15, 1999 on our audits of the financial statements and financial highlights of the Funds which reports are included in the Annual Reports to Shareholders for the year ended September 30, 1999, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Financial Statements" and "Miscellaneous -- Independent Accountants" in the Statements of Additional Information.

PricewaterhouseCoopers LLP

2400 Eleven Penn Center
Philadelphia, Pennsylvania
December 6, 1999